Exhibit 10.16

EXECUTION COUNTERPART

REDACTED

ENERGY MANAGEMENT AGREEMENT

Dated as of

August 17, 2004

By and Between

KGEN MURRAY I AND II LLC

As Owner

and

THE CINCINNATI GAS & ELECTRIC COMPANY

As Energy Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	RULES OF INTERPRETATION	1
1.2	DEFINED TERMS	2

ARTICLE II APPOINTMENT OF ENERGY MANAGER AND TERM		11

2.1	APPOINTMENT	11
2.2	TERM	11
2.3	COMMODITY TRANSACTIONS AND RELATED AGREEMENTS	11
2.4	RELATIONSHIP OF PARTIES	12
2.5	NON-CIRCUMVENTION	12

ARTICLE III OWNER’S RIGHTS AND RESPONSIBILITIES		12

3.1	OWNER RIGHTS AND RESPONSIBILITIES	12
3.2	OWNER’S REPRESENTATIVES	15

ARTICLE IV OBLIGATIONS OF ENERGY MANAGER/STANDARD OF PERFORMANCE		15

4.1	SERVICES GENERALLY	15
4.2	STANDARD OF PERFORMANCE OF OBLIGATIONS	16
4.3	LIMITATION ON AUTHORITY OF ENERGY MANAGER	16
4.4	AFFILIATES	17

ARTICLE V SERVICES		17

5.1	POWER MANAGEMENT SERVICES	17
5.2	FUEL MANAGEMENT SERVICES	18
5.3	RISK MANAGEMENT SERVICES	18
5.4	ENHANCEMENT OF GENERATION MARGIN	18
5.5	REPORTING REQUIREMENTS	18
5.6	MURRAY I SERVICES	19

ARTICLE VI FEES; SETTLEMENT		19

6.1	MANAGEMENT FEES	19
6.2	RESTART FEE	19
6.3	FINANCIAL SETTLEMENT AND PAYMENT OF MANAGEMENT FEE	20

ARTICLE VII TRANSACTION PROCEDURES		21

7.1	BACK TO BACK CONTRACTS	21
7.2	LONG TERM COMMODITY TRANSACTIONS	22
7.3	SHORT TERM COMMODITY TRANSACTIONS	22
7.4	DAY-AHEAD COMMODITY TRANSACTIONS	22
7.5	OTHER TRANSACTIONS; ANCILLARY SERVICES	22
7.6	RELATED AGREEMENTS	23
7.7	RISK MANAGEMENT SERVICES	23
7.8	DELEGATION	24

ARTICLE VIII REPORTS, RECORDS AND AUDITS		25

8.1	REPORTS	25
8.2	BOOKS AND RECORDS	26

8.3	AUDITS	26

ARTICLE IX FORCE MAJEURE		27

9.1	PROCEDURE FOR CALLING FORCE MAJEURE	27
9.2	PERFORMANCE SUSPENDED	28
9.3	END OF FORCE MAJEURE EVENT	28

ARTICLE X TERMINATION		28

10.1	OWNER TERMINATION EVENTS	28
10.2	ENERGY MANAGER TERMINATION EVENTS	29
10.3	ADDITIONAL TERMINATION RIGHT	29
10.4	TERMINATION PROCEDURE	30
10.5	POST-TERMINATION TRANSACTION PROCEDURES	30
10.6	SUCCESSOR TO ENERGY MANAGER	31
10.7	COOPERATION FOLLOWING TERMINATION	31

ARTICLE XI INDEMNIFICATION		31

11.1	BY ENERGY MANAGER	31
11.2	BY OWNER	32
11.3	CONCURRENT NEGLIGENCE	32
11.4	COOPERATION REGARDING CLAIMS	32
11.5	DEFENSE OF THIRD-PARTY CLAIMS	33

ARTICLE XII LIMITATION OF LIABILITY		34

12.1	GENERAL LIMITATIONS OF LIABILITY	34
12.2	LIMITATION OF OWNER’S LIABILITY	34
12.3	LIMITATION OF ENERGY MANAGER’S LIABILITY	34

ARTICLE XIII CONFIDENTIALITY		34

13.1	NON-DISCLOSURE	34
13.2	PERMITTED DISCLOSURE	35

ARTICLE XIV REPRESENTATIONS AND WARRANTIES		35

14.1	ENERGY MANAGER REPRESENTATIONS AND WARRANTIES	35
14.2	OWNER REPRESENTATIONS AND WARRANTIES	36

ARTICLE XV DISPUTE RESOLUTION		36

15.1	DISPUTE RESOLUTION; ARBITRATION	36

ARTICLE XVI FINANCIAL PERFORMANCE		37

16.1	SECURITY BY OWNER	37
16.2	SECURITY BY ENERGY MANAGER	37

ARTICLE XVII MISCELLANEOUS		37

17.1	SEVERABILITY	38
17.2	ENTIRE AGREEMENT	38
17.3	AMENDMENT	38
17.4	ASSIGNMENT	38
17.5	NOTICES	38
17.6	ADDITIONAL DOCUMENTS AND ACTIONS	39
17.7	WAIVER	39
17.8	CAPTIONS	39
17.9	SURVIVAL	40

ii

17.10	NO THIRD PARTY BENEFICIARY	40
17.11	COUNTERPARTS	40
17.12	GOVERNING LAW	40
17.13	REGULATORY FILING	40

EXHIBITS

Exhibit A	Master Power Purchase and Sale Agreement
Exhibit B	Master Gas Purchase and Sale Agreement
Exhibit C	Master ISDA Agreement
Exhibit D	Collateral Annex
Exhibit E	Operating and Dispatch Procedures
Exhibit F	Credit Provisions
Exhibit G	Lender Criteria

iii

ENERGY MANAGEMENT AGREEMENT

This Energy Management Agreement (this “Agreement”) dated as of the 17th day of August, 2004, is between KGen Murray I and II LLC, a Delaware limited liability company (the “Owner”) and The Cincinnati Gas & Electric Company, an Ohio corporation (the “Energy Manager”). Owner and Energy Manager may be referred to each individually as a “Party” and collectively as the “Parties”. This Agreement shall become effective on the Effective Date.

PRELIMINARY STATEMENT

WHEREAS, Owner owns and operates (a) a combined cycle, natural gas-fired electrical generating facility rated at approximately 620 megawatts consisting of 2 power trains located approximately 30 miles southeast of Chattanooga, Tennessee that interconnects with Georgia Power Company’s Conasauga substation and (b) a combined cycle, natural gas-fired electrical generating facility rated at approximately 620 megawatts consisting of 2 power trains located approximately 30 miles southeast of Chattanooga, Tennessee that interconnects with Dalton Utilities’ Loopers Farm substation; and

WHEREAS, Energy Manager is in the business of providing Power Management Services, Fuel Management Services and Risk Management Transactions (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1                                 Rules of Interpretation. All references herein to any agreement or other document of any description shall be construed as of the particular time that such agreement or other document may then have been executed, amended, varied, supplemented or modified. References in the singular shall include references in the plural and vice versa, and words denoting natural persons shall include partnerships, firms, companies, corporations, joint ventures, trusts, associations, organizations or other entities (whether or not having a separate legal personality). References to a particular Article, Section, paragraph, subparagraph, or Exhibit shall, unless specified otherwise, be a reference to that Article, Section, paragraph, subparagraph or Exhibit in or to this Agreement. The words “include” and “including” are to be construed to include the phrase “not limited to”. Any reference in this Agreement to any Person includes its permitted successors and assigns or to any Person succeeding to its functions. All Exhibits are fully incorporated and part of this Agreement. To the extent of any conflict between the provisions of the body of this Agreement and the provisions of any of the Implementation Agreements or Related Agreements, the provisions of the body of this Agreement shall apply; PROVIDED, HOWEVER, that (i) silence in the provisions of the body of this Agreement as to a matter covered in any of the Implementation Agreements or Related Agreements shall not constitute a conflict, and (ii) silence in the provisions of the body of this Agreement as to a matter covered in any of the Implementation Agreements or Related Agreements shall mean that the provisions of the applicable Implementation Agreements or Related Agreements shall control the matter in question.

1.2                                 Defined Terms. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“AAA” has the meaning set forth in Section 15.1(b).

“Adverse Credit Change” means a change in Energy Manager’s credit rating for long-term, senior unsecured indebtedness to less than BBB- by Standard & Poor’s or less than Baa3 by Moody’s, or that Energy Manager shall cease to have a rating by either Standard & Poor’s or Moody’s.

“Affected Party” has the meaning set forth in Section 9.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, (i) controls or owns the first Person, (ii) is controlled or owned by the first Person or (iii) is under common control or ownership with the first Person, where “own” (including, with correlative meanings, the terms “owned by” and “under common ownership with”) means ownership of fifty percent (50%) or more of the equity interests or rights to distributions on account of equity of the Person, and “control”  (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.

“Ancillary Services” means those services necessary to support the transmission and distribution of Power from point of generation to point of delivery while maintaining reliable operation of the transmission system, including spinning reserves, non-spinning reserves, replacement reserves, regulation, black-start capability, voltage regulation, regulated capacity or capacity rights, and any other ancillary services.

“Applicable Law” means any federal, state or local laws (including common law and criminal law), codes, statutes, directives, ordinances, by-laws, regulations, rules, judgments, consent orders and agreements with Governmental Authorities, proclamations or delegated or subordinated legislation of any Governmental Authority that are applicable to this Agreement, the Parties hereto or the Project.

“Availability Notice” has the meaning set forth in Section 2(b) of Exhibit E.

“Back-to-Back Contract” has the meaning set forth in Section 7.1(a).

“Business Day” means any day on which Federal Reserve member banks in New York City are open for business.

“Capacity” means, with respect to each Facility, the capability of such Facility to produce Power, expressed in MW.

“Chairman” has the meaning set forth in Section 15.1(c).

“Claims” has the meaning assigned to such term in Section 11.1(a).

“Cold Start” means the start-up of a Train immediately after a continuous sixty-eight (68) hour period or more during which the Train has not been generating electricity.

“Collateral Annex” has the meaning set forth in Exhibit D.

“Confidential Information” has the meaning set forth in Section 13.1.

“Control Center” means, with respect to each Facility, the generation control center of the Transmission Provider, the independent system operator or other Person, including, in Owner’s sole discretion, Owner itself, responsible for providing control area services for the Dispatch of such Facility.

“Costs” means brokerage fees, commissions and other similar third party transaction costs and expenses reasonably incurred by Energy Manager in entering into new arrangements which replace terminated transactions.

“CPT” means Central Prevailing Time.

“Daily Checkout” has the meaning set forth in Section 2(e) of Exhibit E.

“Day-Ahead Commodity Transactions” means any agreement between Energy Manager and Owner for the purchase or sale of Fuel or Power with a term of one day or less and with a forward start date of one day from the date of the transaction.

“Day-Ahead Dispatch Request” has the meaning set forth in Section 2(c) of Exhibit E.

“Day-Ahead Execution Strategies” means strategies for execution of any Day-Ahead Commodity Transaction or associated Risk Management Policies and Strategies and related agreements.

“Dispatch” means, with respect to each Facility, a request that such Facility produce Power issued in accordance with the criteria set forth in Exhibit E.

“Effective Date” shall mean August 23, 2004.

“Energy Manager” has the meaning assigned to such term in the first paragraph of this Agreement and shall include Energy Manager’s successors and permitted assigns.

“Energy Manager Indemnified Party” means Energy Manager and its Affiliates, and their respective members, shareholders, partners, principals, officers, directors, employees, agents and representatives.

“Energy Management Plan” has the meaning set forth in Section 3.1(a).

“Facility” means Murray I or Murray II (which may be referred to herein collectively as “the Facility”).

“Facility Book” means, with respect to each Facility, all transactions with respect to such Facility, including the Back-to-Back Contracts, executed by Energy Manager pursuant to Power Sales Agreements, Fuel Supply Agreements, Related Agreements and transactions for Risk Management Services in connection with the Services hereunder, indicating, for each transaction, a date, number identifier, price, and volume.

“Force Majeure” means with respect to the Affected Party any natural phenomena or other event or combination of events that the Affected Party could not reasonably foresee, control or prevent, and the occurrence of which the Affected Party has not caused or contributed to, which event(s) materially impede the Affected Party from performing its obligations under this Agreement.

PROVIDED THAT Force Majeure shall not include (i) a failure of performance of any Third Party except to the extent that such failure was caused by an event that would otherwise satisfy the definition of a Force Majeure event as defined above or under the Implementation Agreements or Related Agreements, (ii) lack of a market or unfavorable market conditions for Fuel or Power, (iii) economic hardship, (iv) failure of a Party to timely apply for, obtain or maintain Permits, or (v) the ability to sell Fuel or Power at a higher or more favorable price.

“Fuel” means natural gas unless otherwise agreed upon between Owner and Energy Manager.

“Fuel Costs” means, with respect to each Facility, the actual costs of Fuel, including (i) commodity charges arising under the Master Gas Purchase and Sale Agreement, (ii) capacity payments, storage costs, balancing costs, and penalty charges arising under any Related Agreements, (iii) variable fuel transportation (including losses and taxes) and (iv) any Third Party transaction costs applicable to the procurement or transportation of Fuel to such Facility, all net of any revenues from remarketed Fuel or transportation, and other financial settlements.

“Fuel Management Services” has the meaning assigned to such term in Section 5.2.

“Fuel Supply Agreement” means, with respect to each Facility, any agreement between Energy Manager, and Cinergy Marketing & Trading, L.P., or other Third Party, for the supply of Fuel to such Facility.

“Generation Margin” means with respect to any period of time and each Facility, the amount equal to (i) the Power Revenues attributable to Managed Capacity for such period of time minus (ii) the sum of (A) the Fuel Costs attributable to Managed Capacity, (B) the O&M

Costs attributable to Managed Capacity for such period of time and (C) fired hour LTSA expenses, in each case with respect to such Facility. Power Revenues, Fuel Costs, and O&M Costs attributable to Managed Capacity from transactions entered into during the Initial Term or Term Extension of this Agreement, as the case may be, but which are realized after the Termination Date shall be included in the Generation Margin as applicable.

“Generation Margin Reconciliation Statement” has the meaning set forth in Section 6.3(a).

“Good Industry Practice” means any of the practices, methods, techniques and standards that, at the time of performance of Energy Manager’s obligations under this Agreement, are commonly used by Persons performing similar tasks or services for natural gas-fired power plants in the United States, and which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result. Good Industry Practice is not intended to be limited to the optimum practice to the exclusion of all others, but rather to be the practice then generally accepted, having due regard for, among other things, system reliability, operational limitations of the Facility, contractual obligations, requirements of Governmental Authorities, operating rules or procedures of transmission operators, reliability councils, or other existing market conditions.

“Governmental Authority” means any federal, state, local or municipal government, governmental department, commission, board, bureau, agency or instrumentality, or any judicial, regulatory or administrative body, having jurisdiction as to the matter in question.

“HE” means hour ending.

“Hot Start” means the start-up of a Train immediately after a continuous eight (8) hour period or less during which the Train has not been generating electricity.

“Implementation Agreements” means the Master Gas Purchase and Sale Agreement, the Master Power Purchase and Sale Agreement and the Master ISDA Agreement.

“Indemnified Party” has the meaning assigned to such term in Section 11.4.

“Indemnifying Party” has the meaning assigned to such term in Section 11.4.

“Initial Term” has the meaning assigned to such term in Section 2.2.

“Insolvency Event” means, with respect to any Person, such Person (i) shall generally not pay its debts as such debts become due, (ii) shall admit in writing its inability to pay its debts generally, or (iii) shall make a general assignment for the benefit of creditors.

“Interest Rate” means, for the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the heading “Prime Rate”, or any successor thereto, on the first date of publication for the applicable calendar month; provided, however, that the Interest Rate shall never exceed the maximum rate permitted by Applicable Law.

“Intra-Day Dispatch Request” has the meaning set forth in Section 2(d) of Exhibit E.

“KGen LLC” means KGen LLC, a Delaware limited liability company.

“Lender” means any Person providing Project Financing and any successor or successor in interest thereof.

“Lender Criteria” means the Energy Management Criteria attached as Exhibit G.

“Liquidated Damages” means the “Liquidated Damages” set forth in Section 10.3(a) and any liquidated damages payable by a Party under the Implementation Agreements, or Related Agreements, if any.

“Long Term Bias” means the strategy for selling Power or purchasing Fuel for a term greater than thirty-one (31) days.

“Long Term Commodity Transaction” means any agreement between Energy Manager and Owner, including any tolling arrangement, for the purchase and sale of Fuel or Power with (i) a term greater than thirty-one (31) days or (ii) a forward start date greater than thirty-one (31) days from the execution of the agreement.

“Long Term Execution Strategies” means strategies for execution of any Long Term Commodity Transaction or associated Risk Management Policies and Strategies and Related Agreements.

“Losses” means, with respect to Energy Manager, an amount equal to the present economic loss to it, if any (exclusive of Costs), resulting from the termination of a transaction, determined in a commercially reasonable manner.

“Managed Capacity” means, with respect to each Facility, the net capacity of such Facility, expressed in MW, excluding (i) any capacity committed under any tolling arrangement between Owner and Energy Manager, and (ii) any portion of such Facility’s capacity, Power or Ancillary Services sold by Owner to a Third Party pursuant to Section 2.5(b).

“Master Gas Purchase and Sale Agreement” means the master gas purchase and sale agreement in the form attached as Exhibit B.

“Master ISDA Agreement” means that certain ISDA Master Agreement (Multi-Currency Cross Border) in the form published by the International Swap & Derivatives Association in June 1993, dated of even date herewith, entered into between Owner and Energy Manager in the form attached as Exhibit C.

“Master Power Purchase and Sale Agreement” means the master power purchase and sale agreement in the form attached as Exhibit A.

“MW” means megawatt.

“MWh” means megawatt-hour, or one million watt-hours of Power per hour.

“MMBTU” means one million British thermal units.

“Murray I” means Unit I at the Murray Power Generation Facility, owned by Owner and located in Murray County, Georgia.

“Murray I Fixed Dollar Portion” has the meaning set forth in Section 6.1.

“Murray I Monthly Management Fee” has the meaning set forth in Section 6.1.

“Murray II” means Unit II at the Murray Power Generation Facility, owned by Owner and located in Murray County, Georgia.

“Murray II Fixed Dollar Portion” has the meaning set forth in Section 6.1.

“Murray II Monthly Management Fee” has the meaning set forth in Section 6.1.

“Murray PPA” means the Contract for the Purchase of Firm Capacity and Energy between Georgia Power Company and the Owner, dated June 3, 2002.

“O&M Agreement” means that certain Operation and Maintenance Agreement between Owner and the Operator, as the same may be amended, supplemented or modified from time-to-time.

“O&M Costs” have the meaning set forth in attachment 1 to Exhibit E.

“Operating and Dispatch Procedures” has the meaning set forth in Exhibit E.

“Operator” means Duke Energy Murray Operating, LLC and its successors and permitted assigns designated to act as the operator pursuant to the O&M Agreement.

“Other Transaction” means any transaction or arrangement, other than a Short Term Commodity Transaction or a Long Term Commodity Transaction, and Related Agreements thereto, which may include agreements and transactions related to Risk Management Services or Ancillary Services.

“Other Transaction Execution Strategies” means strategies for execution of any Other Transaction or associated Risk Management Policies and Strategies, and related agreements.

“Owner” has the meaning assigned to such term in the first paragraph of this Agreement and shall include Owner’s successors and permitted assigns.

“Owner Indemnified Party” means Owner and its Affiliates and their respective members, shareholders, partners, principals, officers, directors, employees, agents and representatives.

“Owner’s Representative” means the representative designated by Owner for execution of Owner’s commercial strategy for the Facility and to exercise all of Owner’s rights and obligations hereunder.

“Party” has the meaning assigned to such term in the first paragraph of this Agreement.

“Party Arbitrator” has the meaning set forth in Section 15.1(c).

“Performance Assurance” has the meaning set forth in the Collateral Annex.

“Permits” means all consents, licenses, approvals, registrations, permits or other authorizations granted by any Governmental Authority required in respect of, or in relation to, the Project or the Services.

“Person” means any individual, partnership, corporation, association, business, trust, limited liability company, Governmental Authority or other legal entity.

“Pre-PPA Murray I Monthly Management Fee” has the meaning set forth in Section 6.1.

“Post-PPA Murray I Monthly Management Fee” has the meaning set forth in Section 6.1.

“Power” means, with respect to each Facility, electric capacity as measured in MW, energy as measured in MWh, and/or any other electric related products or services available for sale from such Facility, including Ancillary Services.

“Power Management Services” has the meaning set forth in Section 5.1.

“Power Purchaser” means any purchaser of Power pursuant to a Power Sales Agreement.

“Power Revenues” means, with respect to each Facility, the actual revenues realized from any (i) Power Sales Agreement, (ii) Other Transaction, (iii) any transaction for Ancillary Services, and (iv) cash settlements of any financial products used in connection with the Services, with all of the foregoing being net of (A) all power transmission costs, fees, penalties and charges arising under the Related Agreements, (B) any Third Party transaction costs applicable to the sale or transmission of Power generated by such Facility, and (C) any revenues from repurchased Power and remarketed Power or transmission, and other financial settlements.

“Power Sales Agreement” means, with respect to each Facility, any agreement between Energy Manager and a Third Party for the sale of Power, including any tolling arrangement, that is entered into pursuant to this Agreement, which may include transactions entered into by Energy Manager where such Facility is never actually Dispatched.

“Power Transmission Agreement” means, with respect to each Facility, any agreement between Owner and any Transmission Provider related to the delivery of Power from such Facility.

“Project” means, collectively, the development, financing, construction, ownership and operation and maintenance of the Facility and all the ancillary equipment and rights related thereto.

“Project Financing” means lending money or extending credit (including pursuant to any financing lease) (i) to Owner or KGen LLC for the term or permanent financing of the Project; (ii) to Owner or KGen LLC for working capital or other business of the Project (including maintenance, repair, replacement or improvement of the Project); (iii) to Owner or KGen LLC for any development financing, bridge financing, credit support, credit enhancement or interest rate protection in connection with the Project; or (iv) to a purchaser of the Project in connection with any financing transaction in the form of a “sale-lease back” or synthetic lease involving the purchase of the Project and related ownership rights from Owner, and a lease of the Project by such purchaser as lessor and Owner as lessee.

“Project Fuel Transportation Agreements” means any fuel transportation agreement that has been or may be entered into by Owner from time to time where Energy Manager or its Affiliate serves as agent for Owner.

“Related Agreements” means Power Transmission Agreements entered in connection with this Agreement or Project Fuel Transportation Agreements.

“Risk Management Policies and Strategies” means strategies designed to hedge or mitigate risk, including the magnitude and types of acceptable risks, through risk management transactions.

“Risk Management Services” means entering into physical, financial and derivative product purchases and sales either in bilateral, over-the-counter or exchange-traded markets for the purpose of hedging or mitigating price or delivery risks associated with Fuel or Power consisting of a commodity purchase and sale, swap, cross commodity swap, commodity cap, commodity floor, commodity collar, basis swap, basis option, commodity option or any other similar price risk management product, including any combinations of the foregoing products; PROVIDED HOWEVER, that in no event shall any such risk management transactions be interpreted to include Short Term Commodity Transactions or Long Term Commodity Transactions.

“Services” means (i) with respect to Murray I, from the Effective Date until May 31, 2005 and with respect to Murray II from the Effective Date through the term of this Agreement, the Power Management Services, Fuel Management Services, Risk Management Services and any other services that Energy Manager has agreed to provide hereunder and (ii) with respect to Murray I, from May 31, 2005 through the term of this Agreement, the services described in Section 5.6.

“Settlement Date” has the meaning set forth in Section 6.3.

“Sequent” means Sequent Energy Management, L.P.

“Short Term Bias” means the strategy for marketing Power or purchasing Fuel for terms of thirty-one (31) days or less.

“Short Term Commodity Transactions” means any agreement between Energy Manager and Owner, including any tolling arrangement, for the purchase or sale of Fuel or Power with (i) a term of thirty-one (31) days or less but greater than one day, or (ii) with a term of thirty-one (31) days or less and with a forward start date within thirty-one (31) days of the transaction date.

“Short Term Execution Strategies” means strategies for execution of any Short Term Commodity Transaction or associated Risk Management Policies and Strategies, and Related Agreements.

“Successor Energy Manager” has the meaning set forth in Section 10.5.

“Term Extension” has the meaning set forth in Section 2.2 hereof.

“Termination Date” means the date for termination of this Agreement specified in the Termination Notice.

“Termination Notice” has the meaning set forth in Section 10.4.

“Third Party” means with respect to Fuel Supply Agreements, Power Transmission Agreements, Power Sales Agreements, Master ISDA Agreements, or Project Fuel Transportation Agreements, any Person other than Owner or Energy Manager, PROVIDED THAT for purposes of the foregoing, a Third Party may be an Affiliate of Energy Manager or Energy Manager’s own trading book outside of the Facility Book, as more fully described in Section 7.1(c). With respect to any other provision of this Agreement, Third Party shall mean any Person other than Owner or Energy Manager.

“Train” refers to any one of the 2 power trains of Murray I or any one of the 2 power trains of Murray II, as the context may require.

“Transmission Provider” means, with respect to each Facility, any Person that provides transmission or distribution services for the delivery of electric energy from such Facility pursuant to any Power Transmission Agreement.

“Transporter” means any Person obligated to transport Fuel pursuant to any Project Fuel Transportation Agreement.

“Warm Start” means the start-up of a Train immediately after a continuous period of greater than eight (8) but less than sixty-eight (68) hours during which the Train has not been generating electricity.

ARTICLE II
APPOINTMENT OF ENERGY MANAGER AND TERM

2.1                                 Appointment. Except as otherwise provided under Section 2.5(b), Owner appoints Energy Manager to be the sole and exclusive provider of Services to the Project. Energy Manager accepts the appointment and agrees to provide the Services to Owner.

2.2                                 Term. The term of this Agreement shall commence on the Effective Date and shall expire three (3) years from the Effective Date (the “Initial Term”). This Agreement may be extended for an additional one (1) year term upon mutual agreement of the Parties (“Term Extension”). The Parties shall reach agreement upon a Term Extension at least forty-five (45) days prior to the end of the Initial Term.

2.3                                 Commodity Transactions and Related Agreements.

(a) In conducting Day-Ahead Commodity Transactions, Long Term Commodity Transactions, Short Term Commodity Transactions or Other Transactions, Energy Manager shall be the contracting party with all respective Third Party suppliers and Power Purchasers, and under all Fuel Supply Agreements, Power Sales Agreements, agreements for Risk Management Transactions and Other Transactions, except as provided in Section 2.5(b) or unless otherwise agreed by Owner and Energy Manager. All transactions between Owner and Energy Manager with respect to Day-Ahead Commodity Transactions, Long Term Commodity Transactions, Short Term Commodity Transactions, Risk Management Services or Other Transactions shall be entered into pursuant to the applicable Implementation Agreements and, upon such transaction being consummated pursuant to those procedures or agreement, the terms and provisions contained in such applicable Implementation Agreements shall govern the performance of the parties thereunder.

(b)                                 With respect to Related Agreements, the following shall apply:

(i)                                     The Owner shall remain a party to all Project Fuel Transportation Agreements to which it is a party on the date hereof. The Parties intend that the Owner will be a party to all other Project Fuel Transportation Agreements unless the applicable Fuel Supply Agreement requires delivery to the Owner’s contracted pipelines or the Facility, or Owner and Energy Manager determine otherwise. The Owner shall designate the Energy Manager or its Affiliate as its agent with respect to all Project Fuel Transportation Agreements to which the Owner is party.

(ii)                                  The Parties intend that Power Sales Agreements between the Owner and the Energy Manager require power to be delivered by the Owner to the Owner’s interconnection points. As part of the Services, the Energy Manager will inform the Owner of opportunities to enter into Power Transmission Agreements in connection with any Power Sales Agreements. The Owner will be a party to any such Power Transmission Agreements directly with the Third Party providers of transmission.

2.4                                 Relationship of Parties.

(a) Except as provided in this Agreement, no Party shall be an agent, partner, joint venturer, or legal representative of any other Party for any purpose whatsoever, and no Party is authorized to assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any other Party or to bind any other Party to any Third Party in any manner whatsoever. The relationship of Owner with Energy Manager as set forth in this Agreement is one of an independent contractor. Any provision of this Agreement that appears to give Owner a measure of control over the details of the Services shall be deemed to mean that Energy Manager shall follow the provisions hereof in order to accomplish the desires of Owner, but Owner shall look to Energy Manager for results only and shall have no right at any time to direct or supervise Energy Manager’s servants or employees in the performance of such work or as to the manner, means, and method in which the Services are performed. No one employed by Energy Manager or its Affiliates shall be deemed to be an employee, agent or servant of Owner. Except as expressly stated in this Agreement, neither of the Parties shall have any separate obligations or duties, including without limitation any fiduciary duties or other implied duties. Owner hereby agrees that it is sophisticated and capable of assessing the risks and merits of the Day-Ahead Commodity Transactions, Short Term Commodity Transactions and Long Term Commodity Transactions entered into pursuant to this Agreement and Implementation Agreements. Notwithstanding Section 5.4, neither Energy Manager nor its Affiliates shall be responsible for any business opportunities that may not be realized by Owner. Energy Manager does not represent or warrant that it will be able to consummate any particular Day-Ahead Commodity Transactions, Long Term Commodity Transaction, Short Term Commodity Transaction, Other Agreement or, where applicable, Related Transaction. Nothing in this Agreement shall be construed to make Energy Manager a financial or investment advisor to Owner. Owner has consulted with its own legal, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary with regard to this Agreement and the Implementation Agreements has a full understanding of the risks associated therewith and is willing to assume those risks.

(b) Energy Manager and its Affiliates are in the business of buying and selling Power and Fuel products throughout the United States for their own account or for the account of others, and nothing in this Agreement shall prohibit Energy Manager and its Affiliates from doing so. Notwithstanding any provision of this Agreement, Energy Manager and its Affiliates may engage in whatever activities they choose, including, without limitation, trading or selling Power and Fuel products even in the same geographic region as the Facility. Owner shall have no claim against Energy Manager or its Affiliates in and to the transactions described in this subsection (b).

(c) Energy Manager shall not be obligated to disclose the activities under subparagraph (b) above to Owner and those activities shall not create any liability on the part of Energy Manager or its Affiliates under this Agreement.

(d) Nothing in this Agreement shall prohibit Energy Manager from using its own or its Affiliates’ assets to generate Power for Energy Manager’s own use or for resale to Third Parties.

2.5                                 Non-Circumvention.

(a) During the term of this Agreement, Owner shall not enter into any agreement with any Third Party with respect to the Services contemplated by this Agreement or any alternative transaction which in either case would preclude a transaction contemplated by this Agreement involving Owner and Energy Manager; PROVIDED, HOWEVER, subject to the terms hereof, Owner may seek transactions with Third Parties and bring them to the attention of Energy Manager and Energy Manager shall have a right of first refusal as detailed in Section 2.5(b) below. In addition, Owner may request that Energy Manager execute such transactions with Third Parties and, subject to the approval of Energy Manager (not to be unreasonably withheld) Energy Manager shall execute such transactions with such Third Parties and enter into a Back-to-Back Agreement with the Owner in respect of such transaction as further described in Section 2.5(b).

(b) If Owner identifies any potential transaction, whether contemplated by the Agreement or not, in accordance with the foregoing subsection (a) and Energy Manager determines it does not wish to participate in such transaction or withholds its approval of such transaction, as the case may be, then (i) Owner may undertake the transaction for its own account, and (ii) the Capacity associated therewith shall be excluded from Managed Capacity; PROVIDED that other than for Day-Ahead Commodity Transactions Energy Manager shall have at least three (3) Business Days from its receipt in writing of the proposed terms of the transaction to make a determination. Failure of Energy Manager to respond within the time allotted shall constitute its determination that it does not wish to participate in or otherwise approve the proposed transaction. To the extent that Owner undertakes a transaction under this subsection (b) and the Capacity associated therewith is excluded from Managed Capacity, the Energy Manager shall continue to perform the applicable Services in connection with such excluded Capacity subject to the Parties developing in good faith mutually agreeable terms and conditions for the management of the excluded Capacity. To the extent that there are transactions then outstanding which are in respect of such excluded Capacity, Energy Manager shall liquidate all such transactions, subject to netting under Section 6.3, and the terms and provisions (including credit requirements, if any) of the applicable Implementation Agreements shall govern the liquidation of such transactions, and Owner shall be liable for all Costs and Losses as set forth in the Implementation Agreements.

(c)                                  Notwithstanding the foregoing, the Energy Manager confirms its approval of the transaction between Cinergy Marketing & Trading, L.P. and Sequent relating to the Fuel supply to Murray II and agrees to execute a Back-to-Back Agreement with the Owner on the Effective Date relating to such transaction.

ARTICLE III

OWNER’S RIGHTS AND RESPONSIBILITIES

3.1                                 Owner Rights and Responsibilities. Owner shall have the sole right and responsibility to:

(a)                                  determine and establish, in consultation with the Energy Manager, the energy management strategy for Power, Fuel or Ancillary Services (generally, the “Energy Management Plans”), and to approve or disapprove of any deviations from such Energy

Management Plans which may be presented by the Energy Manager from time-to-time and Energy Manager shall report on compliance with the Energy Management Plan;

(b)                                 determine and establish, in consultation with the Energy Manager, a risk management policy and program for each Facility (“Risk Management Policy”). The Risk Management Policy shall, among other things, provide methodologies and procedures for assessing risk on existing and proposed transactions, establishing risk management strategies, generating risk management reports and establishing appropriate mutually agreed to risk parameters and methodologies. The Risk Management Policy shall set forth the internal and external approvals that must be obtained prior to entering into transactions whose nominal value or duration exceeds specified thresholds, or the effect of which would have certain consequences under the Risk Management Policy. Transactions under this Agreement shall be consistent with such risk management criteria and the Lender Criteria.

(c)                                  Determine and establish

(i)                                     Long Term Bias;

(ii)                                  Long Term Execution Strategies;

(iii)                               Short Term Bias;

(iv)                              Short Term Execution Strategies;

(v)                                 Day-Ahead Execution Strategies, and

(vi)                              Other Transaction Execution Strategies;

PROVIDED that Owner shall communicate in writing to Energy Manager the biases and strategies (A) no less frequently than once per month and (B) in any event prior to the execution of any transactions relating to such biases and at any time Owner determines to make any changes in such biases and strategies;

PROVIDED FURTHER, that Energy Manager shall be allowed to rely on the biases and strategies last communicated by Owner.

(d)                                 approve or disapprove any deviations from the items listed in subparagraph (b) above which may have been presented by the Energy Manager from time-to-time;

(e)                                  determine and establish Risk Management Policies and Strategies related to any of the foregoing, and to approve or disapprove any deviations from any of the foregoing which may have been presented by the Energy Manager from time-to-time;

(f)                                    approve all Day-Ahead Commodity Transactions, Long Term Commodity Transactions, Short Term Commodity Transactions and Other Transactions (except to the extent that authority to enter into Day-Ahead Commodity Transaction, Short Term Commodity Transaction and Other Transactions have been delegated to Energy Manager under Section 7.8);

(g)                                 engage in marketing of Ancillary Services solely in accordance with the limited instances provided in Section 7.5;

(h)                                 determine the amount of otherwise non-contracted Power available or to be made available from each Facility at any given time;

(i)                                     determine the amount of Fuel to be supplied to each Facility;

(j)                                     appoint Energy Manager or its Affiliate as Owner’s agent for performance of the Project Fuel Transportation Agreements;

(k)                                  timely provide the Energy Manager with all information reasonably necessary and as requested by Energy Manager to enable the Energy Manager to comply with the nominating, scheduling, balancing and other requirements of any Supplier, Transporter, Power Purchaser or Transmission Provider and to minimize scheduling, balancing, overrun, and similar penalties and charges;

(l)                                     execute all agreements or other documentation reasonably necessary for Energy Manager to perform the Services; and

(m)                               provide an open line communication between the Facility control room and Energy Manager.

3.2                                 Owner’s Representatives. Owner shall designate in writing at least one Owner’s Representative. Owner’s Representatives shall be authorized and empowered to act for and on behalf of Owner as to all obligations of Owner hereunder. Owner may change Owner’s Representatives from time-to-time with three (3) Business Days prior written notice to Energy Manager. Energy Manager shall be entitled to rely upon, and Owner shall be bound by, the oral and written communications, directions, requests and decisions made by Owner’s Representatives with regard to this Agreement.

ARTICLE IV

OBLIGATIONS OF ENERGY MANAGER/

STANDARD OF PERFORMANCE

4.1                                 Services Generally.                                           In performing the Services during the term, Energy Manager shall:

(a)                                  comply with, and all Services shall conform to and comply with, the plans, policies, strategies, approvals, and decisions of Owner, as described in Article III above (except to the extent that Owner has elected to make a delegation of its authority under Article III to Energy Manager under Section 7.8);

(b)                                 meet with Owner as often as may be reasonably requested, but not less than monthly, unless otherwise agreed by the Parties.

(c)                                  maintain credit capacity so as not to suffer an Adverse Credit Change, and maintain sufficient trading capabilities in terms of manpower, infrastructure, support and credit in order to perform the Services.

(d)                                 subject to Section 2.4, Energy Manager shall perform the Services to attempt to enhance the profitability of each Facility within the operational limitations that are set forth in Exhibit E.

4.2                                 Standard of Performance of Obligations. Energy Manager shall perform the Services in a good, workmanlike and commercially reasonable manner and in accordance with (i) Good Industry Practice, (ii) instructions from Owner and Owner’s Representative, (iii) the terms of this Agreement, the Energy Management Plan, the Risk Management Policy and Lender Criteria, (iv) Applicable Laws and permits; and (v) Good Industry Practices acting as if it were managing each Facility for its own account. Energy Manager does not represent or warrant that it will be able to arrange or consummate any particular transaction or contract with any particular Third Parties. The Parties acknowledge that speculative trading in connection with this Agreement shall be prohibited and losses or gains incurred by the Energy Manager solely as a result of Energy Manager’s speculative trading activities shall be borne by the Energy Manager exclusively.

4.3                                 Limitation on Authority of Energy Manager.

(a)                                  Except as may be expressly authorized by this Agreement or in writing or on a recorded telephonic line by Owner’s Representative from time-to-time, Energy Manager shall not:

(i)                                     pledge the credit of Owner in any way in respect of any agreements entered into between Energy Manager and any Third Party without the express prior written consent of Owner;

(ii)                                  knowingly violate any Applicable Law with respect to either Facility or the Services provided hereunder that has a material adverse effect on either Facility or the Services provided hereunder, or knowingly violate any material Permits;

(iii)                               sell or otherwise transfer any assets of Owner, or cause any liens or encumbrances on either Facility or any other assets of Owner, arising as a direct result of the performance by Energy Manager of its obligations under this Agreement;

(iv)                              make any representation or warranty relating to Owner;

(v)                                 settle, compromise (including agreeing to any penalty for any violation of any Applicable Law or Permit), assign, pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any claim, suit, debt, demand or judgment against or due by Owner, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to do the same; or

(vi)                              engage in any transaction on behalf of Owner not permitted under this Agreement.

(b)                                 Owner shall have no liability with respect to any transactions executed by Energy Manager in breach of subparagraph (a) above, and Energy Manager shall indemnify and hold harmless Owner from any Claims arising in connection with such transactions.

4.4                                 Affiliates. Notwithstanding any provision of this Agreement to the contrary, Energy Manager shall in all cases remain obligated for the performance of the Services and the obligations under this Agreement regardless of whether such Services or obligations are performed by its Affiliates.

ARTICLE V

SERVICES

5.1                                 Power Management Services. Subject to Section 4.3 and all other limitations provided by this Agreement, power management services of the Managed Capacity (“Power Management Services”) to be provided by Energy Manager shall include:

(a)                                  negotiate and execute forward hedging transactions in accordance with the approved Energy Management Plan and Risk Management Policy;

(b)                                 develop day-ahead base, incremental and decremental commitment offers consistent with the rules and regulations of the applicable control area, negotiation and execution of next day and short-term power transactions in accordance with dispatch plan and existing obligations;

(c)                                  develop Third Party customer relationships, transaction structuring, analysis, and contract negotiating with Third Parties for power sales;

(d)                                 negotiate, execution and assist with scheduling of real-time power and ancillary services transactions. Coordinate with gas management personnel. Coordinate with applicable control area manager on re-dispatch. Manage ancillary services transactions and reliability obligations. Use reasonable efforts to respond to real-time forced outages. Assist Owner with intra-day dispatch enhancement including power procurement at economics below decremental cost;

(e)                                  assist Owner with coordination of dispatch decisions with the O&M provider to determine the optimal hour-by-hour dispatch given short-term power and gas prices, market liquidity, operating costs and risk/return trade-offs of various energy products; provided, that Owner will have ultimate control over dispatch;

(f)                                    assist the Owner in scheduling of power, procuring transmission and transmission transactions, book-out management, and settlements with the applicable control area;

(g)                                 development of other Ancillary Service product bids and offers, as permitted by control area business rules; and

(h)                                 assist the Owner in the buying and selling of emission credits.

5.2                                 Fuel Management Services. Subject to Section 4.3 and all other limitations provided by this Agreement, fuel management services of the Managed Capacity (“Fuel Management Services”) to be provided by Energy Manager or its Affiliate, as applicable, shall include:

(a)                                  procurement of all Fuel for each Facility;

(b)                                 negotiation and administration of Related Agreements;

(c)                                  scheduling, in accordance with the Operating and Dispatch Procedures, the delivery of Fuel to each Facility;

(d)                                 coordination of scheduling and balancing (including, without limitation daily and hourly) with suppliers, transporters and storage providers of Fuel;

(e)                                  upon mutual agreement, accepting appointment as Owner’s agent for performance of the Project Fuel Transportation Agreements;

(f)                                    coordinate delivery of Fuel with the O&M provider;

(g)                                 other services as may be agreed to by the Parties from time-to-time; and

(h)                                 present information to the Owner regarding capacity release under the Project Fuel Transportation Agreements to which the Owner is a party.

5.3                                 Risk Management Services. Subject to Section 4.3 and all other limitations provided by this Agreement, Risk Management Services to be provided by Energy Manager shall include:

(a)                                  arranging and administering Risk Management Services such as entering into heat rate call option, swaps, cross commodity swaps, commodity caps, commodity floors, commodity collars, basis swaps, basis option, or commodity options; and

(b)                                 other services as may be agreed to by the Parties from time-to-time.

5.4                                 Enhancement of Generation Margin. In performing the Services, except as may be otherwise agreed to by Owner or otherwise limited herein, Energy Manager shall make reasonable efforts to enhance Generation Margin based on prevailing market conditions within the agreed upon risk management guidelines and Energy Management Plan.

5.5                                 Reporting Requirements. Subject to Article VIII below and Daily Checkout, weekly, or at such other times as may be reasonably requested by Owner’s Representative or whenever reasonably requested by Lenders, Energy Manager shall submit to Owner summary reports of all transactions entered into between Owner and Energy Manager in connection with the Services, including a daily report of mark-to-market exposure and credit available for transactions.

5.6                                 Murray I Services. Notwithstanding any provision of this Agreement to the contrary, from May 31, 2005 through the term of this Agreement, for Murray I the Services shall include only the following: (i) coordinate scheduling activities with the O&M provider to assist the Owner in meeting its obligations under the Murray PPA, (ii) providing information to the Owner regarding the optimization of Murray I in light of the Murray PPA and any Fuel Supply Agreements applicable to Murray I, (iii) provide billing functions, reporting relating to the operation of Murray I and other administrative and back-office functions and (iv) assisting the Owner in transactions for Power from Alternative Resources (as defined in the Murray PPA) in connection with the Owner’s obligations under the Murray PPA.

ARTICLE VI

FEES; SETTLEMENT

6.1                                 Management Fees. Commencing with the Effective Date, Energy Manager shall be entitled to a monthly fee equal to:

(a)                                  with respect to Services to be provided in respect of Murray I:

(i)                                     for each month prior to June 2005, the greater of (A) ***** (“Murray I Fixed Dollar Portion”) or (ii) ***** of the monthly Generation Margin for Murray I (the “Pre-PPA Murray I Monthly Management Fee”); and

(ii)                                  for each month commencing with June 2005, ***** for Murray I (the “Post-PPA Murray I Monthly Management Fee” and, together with the Pre-PPA Murray I Monthly Management Fee, the “Murray I Monthly Management Fee”); and

(b)                                 with respect to Services to be provided in respect of Murray II, the greater of (i) *****  (“Murray II Fixed Dollar Portion”) or (ii) ***** of the monthly Generation Margin for Murray II (the “Murray II Monthly Management Fee”).

Payment of the amounts specified in this Section 6.1 shall be made in accordance with Section 6.3 below.

6.2                                 Restart Fee. The Murray I Monthly Management Fee shall not apply if Murray I is not in commercial operations. Each time Murray I is brought back into commercial operations, Owner shall pay Energy Manager a fee equal to ***** either (a) the Murray I Fixed Dollar Portion of the Murray I Monthly Management Fee or (b) the Post-PPA Murray I Monthly Management Fee based upon the date on which Murray I is brought back into commercial operations. The Murray II Monthly Management Fee shall not apply if Murray II is not in commercial operations. Each time Murray II is brought back into commercial operations, Owner shall pay Energy Manager a fee equal to ***** the Murray II Fixed Dollar Portion of the Murray II Monthly Management Fee.

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

6.3                                 Financial Settlement and Payment of Management Fee.

(a)                                  By the tenth calendar day following the month in which the relevant Services were rendered, Energy Manager shall render to Owner a statement for each Facility for transactions prior to May 31, 2005 and for Murray II only after such date (the “Generation Margin Reconciliation Statement”), which may be based on reasonable estimates if actuals are not then available, setting forth in total for the month in which the relevant Services were rendered (i) the Fuel Costs, (ii) the Power Revenues, (iii) the variable O&M Costs, (iv) the Generation Margin, (v) the Murray I Monthly Management Fee or Murray II Monthly Management Fee, as applicable, (vi) Liquidated Damages, if any, and (vii) interest payments on cash, if any, under paragraph 6 of the Collateral Annex. Energy Manager shall, in the Generation Margin Reconciliation Statement, also calculate the net of all amounts due between Owner and Energy Manager arising under the Implementation Agreements, Related Agreements and Other Transactions. Energy Manager shall deliver the Generation Margin Reconciliation Statement to Owner no later than the twenty-fifth (25th) day of each month (the “Settlement Date”).

(b)                                 On the Settlement Date, Energy Manager shall pay to Owner the net amounts owed to Owner, withholding for itself the Murray I Monthly Management Fee or Murray II Monthly Management Fee, as applicable. If the netting performed pursuant to the foregoing results in a payment due Energy Manager, Owner shall remit such payment to Energy Manager on the later of the Settlement Date or four (4) Business Days of Owner’s receipt of the Generation Margin Reconciliation Statement. To the extent that payment for any transaction is due under the Implementation Agreements, or Related Agreements, as the case may be, prior to the Settlement Date for any month, such amounts shall accrue interest, to the benefit of the Party due such amounts, at the Interest Rate provided herein. Upon the termination of this Agreement, to the extent that there are transactions the terms of which extend past the Termination Date, the Parties shall continue to net all amounts due between Owner and Energy Manager arising under the Implementation Agreements, and Related Agreements, as the case may be, and shall otherwise comply with this Section 6.3 until such time as those transactions have been completed. To the extent that there is any netting by Energy Manager under this Section 6.3 utilizing estimates because actuals were not then available, Energy Manager shall actualize such estimates as soon as reasonably practical and shall net them on the next Settlement Date following actualization, and shall reflect that information in the Generation Margin Reconciliation Statement for that particular Settlement Date.

(c)                                  Owner shall, by the Settlement Date following its receipt of a Generation Margin Reconciliation Statement, notify Energy Manager of any dispute therewith, PROVIDED that Energy Manager shall have provided the Generation Margin Reconciliation Statement at least ten (10) days prior to the Settlement Date. In the event that Energy Manager shall have not provided the Generation Margin Reconciliation Statement at least ten (10) days prior to the Settlement Date, then Owner shall have a number of additional days corresponding to the number of days by which the Generation Margin Reconciliation Statement was late in which to dispute the Generation Margin Reconciliation Statement. Except to the extent that discrepancies may be uncovered under Article VIII and thereafter give rise to a dispute, failure of Owner to timely dispute the Generation Margin Reconciliation Statement shall be deemed acceptance by Owner thereof.

(d)                                 If Owner timely disputes the Generation Margin Reconciliation Statement as provided in subparagraph (c) above, the Parties shall attempt in good faith to resolve the dispute within thirty (30) days thereof. In the event of failure to resolve the dispute within thirty (30) days, then either Party may submit the dispute for resolution under Article XV. The foregoing notwithstanding, all sums in a Generation Margin Reconciliation Statement not in dispute shall be timely netted and remitted in accordance with Section 6.3 above.

ARTICLE VII

TRANSACTION PROCEDURES

7.1                                 Back to Back Contracts

(a)                                  Owner and Energy Manager shall enter into contracts, separate from this Agreement, (“Back-to-Back Contract”) pursuant to which Owner will purchase and/or sell Power or Fuel to the Energy Manager which Energy Manager will, in turn, utilize to meet its obligations under Power Sales Agreements and/or Fuel Supply Agreements.

(b)                                 The Back-to-Back contracts for Fuel and/or Power will be executed and the confirmations with respect to transactions governed thereby shall mirror the confirmations with respect to the Power Sales Agreement and the Fuel Supply Agreement (i.e., price, product, quantity, delivery specifications shall be the same; provided, however, unless the Parties otherwise agree in the Implementation Agreements confirmations for Day-Ahead Commodity Transactions shall be done by recorded phone line).

(c)                                  Owner agrees that Energy Manager may purchase Power from either Facility for its own use and at its own risk and without an associated Power Sales Agreement with a third party entered into at the same time as Energy Manager’s purchase from Owner. In the event Energy Manager purchases Power from either Facility for its own use, the Energy Manager shall purchase the Power at a price to be agreed with the Owner. Upon request by Owner, Energy Manager shall verify the market price by receiving, if available, up to three (3) market quotes from market participants in the power industry.

(d)                                 For any Day-Ahead Commodity Transaction, Long Term Commodity Transaction or Short Term Commodity Transaction, the contract price shall be equal to either (i) the applicable Third Party contract price specified in the related Power Sales Agreement, Fuel Supply Agreement or Related Agreement between Energy Manager and a Third Party, or (ii) where Energy Manager is supporting such transaction with its own Power portfolio, then the contract price agreed to between Owner and Energy Manager under the applicable Implementation Agreements. Upon request by Owner, Energy Manager shall verify the market price by receiving, if available, up to three (3) market quotes from market participants in the power industry. The quantity, term and other special conditions for a specific commodity transaction shall be as mutually agreed to by Owner and Energy Manager as provided in this Article VII.

(e)                                  Until such time the Owner has satisfied the obligations set forth in Section 16.1, Energy Manager shall only engage in Day-Ahead Commodity Transactions, unit contingent transactions and non-firm Power sales. Until the obligations set forth in Section 16.1 are satisfied, Energy Manager may, in its sole discretion, determine whether it will enter into transactions other than the foregoing. If Energy Manager so determines, it shall obtain the approval of Owner.

(f)                                    Energy Manager shall establish a separate “Facility Book” for each Facility in Energy Manager’s trading system.

7.2                                 Long Term Commodity Transactions. Subject to Section 4.3(a) and all other limitations provided by this Agreement,

(a)                                  Energy Manager shall communicate to Owner any Long Term Execution Strategies and how each Facility can be managed in the marketplace to meet this strategy. Energy Manager shall promptly present each potential Long Term Commodity Transaction to Owner for review, endorsement and recommendation to Owner. Owner and Energy Manager shall agree on the terms of the Long Term Commodity Transaction and Owner shall approve all Long Term Commodity Transactions. Upon receipt of Owner’s approval of a Long Term Commodity Transaction, which shall be in accordance with the applicable Implementation Agreements and Exhibit E, and upon Energy Manager’s receipt of any credit support required for the Long Term Commodity Transactions, in an amount and form determined by Energy Manager in accordance with the terms of the Collateral Annex, Energy Manager and Owner shall be deemed to have agreed to the Long Term Commodity Transaction.

(b)                                 Without limiting Section 2.5(b), Owner shall retain the right to participate with Energy Manager in any negotiations of any agreements which are the basis of any Long Term Commodity Transactions.

7.3                                 Short Term Commodity Transactions. Except where Owner has made a delegation to Energy Manager under Section 7.8, Energy Manager shall promptly present each potential Short Term Commodity Transaction to Owner for approval. Owner and Energy Manager shall thereafter confirm such transaction in accordance with Exhibit E and the Implementation Agreements.

7.4                                 Day-Ahead Commodity Transactions. Except where Owner has made a delegation to Energy Manager under Section 7.8, Energy Manager shall promptly present each potential Day-Ahead Commodity Transaction to Owner for approval. Owner and Energy Manager shall thereafter confirm such transaction in accordance with Exhibit E and the Implementation Agreements.

7.5                                 Other Transactions; Ancillary Services.

(a)                                  Energy Manager shall promptly present each potential Other Transaction to Owner for review, endorsement and recommendation to Owner. Upon receipt of Owner’s approval, Energy Manager shall finalize and execute the Other Transaction in the form approved by Owner.

(b)                                 Owner shall retain the right to participate with Energy Manager in any negotiations of Other Transactions.

(c)                                  Anything herein to the contrary notwithstanding, Energy Manager shall have the sole right to market Ancillary Services, EXCEPT to the extent that there are Ancillary Services which, due to its status as a power generator, are solely within the province of Owner to sell and such right cannot be delegated to Energy Manager.

7.6                                 Related Agreements. In connection with Section 2.3(b):

(a)                                  Energy Manager shall promptly present any potential Related Agreement to Owner for review, endorsement and recommendation to Owner. Upon receipt of Owner’s approval, Energy Manager or its Affiliate, shall finalize and execute the Related Agreements in the form agreed to by the Parties.

(b)                                 Owner shall retain the right to participate with Energy Manager in any negotiations of Related Agreements.

(c)                                  Owner shall be obligated to reimburse Energy Manager for all costs and charges paid by Energy Manager to Third Parties in accordance with this Agreement in connection with Related Agreements undertaken for Owner’s benefit hereunder (which include the monthly transportation and/or transmission charges actually paid by Energy Manager, if any, pursuant to relevant arrangements with a Transporter or Transmission Provider). Such costs and charges shall be netted as provided in Section 6.3 and shall include, but not be limited to, all rates, fees, cash-outs, penalties, forfeitures, taxes, and fuel or power retainage charges, attributable to Fuel transportation or Power transmission transactions administered and/or undertaken in accordance with this Agreement for Owner’s benefit, unless incurred through the gross negligence or willful misconduct of the Energy Manager.

7.7                                 Risk Management Services. Subject to Section 4.3 and all other limitations provided by this Agreement,

(a)                                  Obligations of Energy Manager and Owner. During the term of this Agreement, at the request of Owner or Owner’s Representative, Energy Manager shall provide proposals to Owner for various Risk Management Services to address specific financial risks identified by Owner with respect to the activities of each Facility. In the event Owner should decide to purchase any Risk Management Services to manage any of the financial risks to Owner with respect to the activities of each Facility, Owner agrees to enter into a financial derivative transaction for such Risk Management Services with Energy Manager upon mutually satisfactory terms under the Master ISDA Agreement. Any financial derivative transaction entered into between Energy Manager and Owner under the Master ISDA Agreement will be governed solely by the terms of the Master ISDA Agreement. Any such financial derivative transaction will be on an arms-length basis and nothing relating to Energy Manager’s services under this Agreement shall be construed as creating a fiduciary or other advisory relationship between Energy Manager and Owner in respect of any such financial derivative transaction. Energy Manager shall deliver to Owner a confirmation of each such financial derivative transaction and Owner shall execute and return such confirmation to Energy Manager, all in accordance with the terms of the Master ISDA Agreement.

(b)                                 Assumption of Risk. For purposes of this Section 7.7, Owner acknowledges that (i) Energy Manager is not acting as a fiduciary or financial or investment advisor for Owner; (ii) Owner has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary; and (iii) Owner is entering into this Agreement, the Master ISDA Agreement and each financial derivative transaction relating to Risk Management Services, with a full understanding of all of the risks thereof (economic and otherwise), and Owner is capable of assuming and willing to assume (financially and otherwise) those risks.

(c)                                  Limitation of Liability. For purposes of this Section 7.7 only, Energy Manager shall have no responsibility for the accuracy, completeness or reasonableness of any information, projections, valuations or models that may be provided by Energy Manager in connection with the Risk Management Services, provided that Energy Manager shall be responsible for providing such information with a good faith belief as to its accuracy. Owner acknowledges that any information, projections, valuations or models provided by Energy Manager pursuant to this Agreement are solely an estimate based on information available to Energy Manager at such time. The providing of such information shall not constitute, and shall not be construed by Owner to constitute, a guarantee of any future facts or expected results, or that such information represents the best market alternatives under any circumstances or that any particular results may actually be achieved by the following of any suggestions by Energy Manager. In no event shall Energy Manager be required pursuant to the terms of this Agreement and/or the Master ISDA Agreement to perform any act in violation of the Commodities Exchange Act of 1936, as amended. TO THE EXTENT ANYTHING DELIVERED BY ENERGY MANAGER PURSUANT TO THIS AGREEMENT OR THE MASTER ISDA AGREEMENT IS CONSTRUED TO BE GOODS SUBJECT TO ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE OF THE STATE OF NEW YORK, ENERGY MANAGER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, WITH RESPECT TO ANY SUCH GOODS FURNISHED TO OWNER UNDER THIS AGREEMENT OR THE MASTER ISDA AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION ENTERED INTO PURSUANT TO THIS AGREEMENT OR THE MASTER ISDA AGREEMENT.

7.8                                 Delegation. The provisions of Sections 7.3, 7.4, 7.5, 7.6 and 7.7 above notwithstanding, but subject to Section 4.3 and all other limitations provided by this Agreement, Owner shall communicate the Day-Ahead Execution Strategies, Short Term Execution Strategies, Other Transaction Execution Strategies and Risk Management Policies and Strategies to Energy Manager and may delegate from time-to-time its authority to Energy Manager to execute the Short Term Execution Strategies, Other Transaction Execution Strategies and Risk Management Policies and Strategies in the marketplace and their associated transactions, without prior approval by Owner, subject to such restrictions and reporting requirements as may be directed by Owner’s Representative in connection therewith. Any transaction executed by Energy Manager in accordance with the delegation referred to in this Section 7.8 shall be automatically entered into between Energy Manager and Owner pursuant to a Back-to-Back Agreement.

ARTICLE VIII
REPORTS, RECORDS AND AUDITS

8.1                                 Reports. Energy Manager shall provide Owner with such reports, if requested by Owner, as are prescribed by Applicable Law or any Permit. In addition, Energy Manager shall submit the following information to Owner:

(a)                                  Energy Manager shall develop daily trading and marketing reports as required to keep the Owner informed of daily positions and credit utilization, as mutually agreed upon by the Owner and the Energy Manager. Monthly and quarterly reports will also be produced in a form mutually agreed upon by the Owner and the Energy Manager. A form of report is attached hereto as Exhibit G. Such reports shall provide summaries in a form and in such detail as may be reasonably satisfactory to Owner’s Representative including, information on any penalties or fines arising during the period, information relating to sources of gas transportation and pricing for such transportation and, to the extent Energy Manager is utilizing Owner’s pipeline capacity, information requested to provide transparency in fuel optimization off of the Owner’s fixed pipeline capacity. Energy Manager shall provide reasonable cooperation in establishment of appropriate links and data access between the systems of Owner and Energy Manager to facilitate reporting and communication to the extent practicable. In addition to the foregoing, upon the request of Owner Energy Manager shall provide Owner with intraday reports with respect to information Energy Manager has available.

(b)                                 Owner’s Representative may from time-to-time specify changes to be made to the format or timing of any report required to be submitted to Owner hereunder, and Energy Manager shall use commercially reasonable efforts in complying with any such request. The relevant agreed upon revised format shall be adopted by Energy Manager with effect from the date of the specified revision and shall apply to the first period to which such report or plan relates commencing after receipt of Owner’s notice specifying such changes.

(c)                                  If Owner is required by any Applicable Law, any Permit or any Project agreement or Project Financing to produce any projection, report or other document relating to the provision of the Services, Energy Manager shall make commercially reasonable efforts to provide such information at the request of Owner, provided that Energy Manager shall be reimbursed for any costs reasonably incurred in connection with this clause.

(d)                                 If Energy Manager is required by any Applicable Law or Permit to produce any projection, report or any other document, it shall prepare such report timely and shall submit the same to Owner with sufficient time that Owner may comment thereon.

(e)                                  Anything herein to the contrary notwithstanding, upon obtaining knowledge thereof, the Parties shall submit prompt written notice to the other of:

(i)                                     any litigation or material claims, disputes or actions, threatened or filed, concerning the Services;

(ii)                                  any refusal or threatened refusal to grant, renew or extend, or any action pending or threatened that might affect, the granting, renewal or extension of any Permit relating to the Services;

(iii)                               any dispute with any Governmental Authority relating to the Services;

(iv)                              all penalties or notices of violation issued by any Governmental Authority relating to the Services;

(v)                                 any material violation of any Applicable Law or Permits, in either case, relating to the Services; and

(vi)                              any other event or circumstance that could materially affect the performance of the Services.

8.2                                 Books and Records. Energy Manager shall maintain in accordance with Good Industry Practice complete, accurate and up-to-date supporting records which are pertinent to the performance of Energy Manager’s obligations hereunder, and records of all expenses and costs incurred under this Agreement as such pertain to the Facility, and payment thereof. Energy Manager shall ensure that such supporting books and records are segregated and distinguishable from its own books and records. Energy Manager shall retain all such books and records for a minimum of four (4) years or, if longer, the relevant period required by Applicable Law.

8.3                                 Audits. Notwithstanding any provision in the Implementation Agreements to the contrary:

(a)                                  Owner shall maintain meter records and other records needed to reflect all Power generated by or available from each Facility and all meter records reflecting Fuel delivered to each Facility pursuant to this Agreement for a period of at least two (2) years from the date of such records. From time-to-time, but not more frequently than once per quarter during the Initial Term and any Term Extension, either Party, or the Lenders at any time, may designate any qualified Person to carry out audit tasks of a financial, technical or other nature in relation to each Facility and the Services, including transactions under the Implementation Agreements to discuss the affairs, finances and accounts of the other Party which relate to this Agreement and are relevant to each Facility or Services, with the other Party’s officers and staff at such time as may reasonably be requested. All contracts, books, records, documents and vouchers relating to the Services and each Facility, including transactions under the Implementation Agreements shall at such times be open to the inspection of any such Person, who may make such copies thereof or extracts therefrom as such Person may deem appropriate. Any such copies or extracts shall be considered confidential and shall be used for the sole purpose of supporting the findings of the audit. Notwithstanding the foregoing, Owner, Owner

Representatives and the Lenders shall be given access only to the Facility Book and records of each Facility.

(b)                                 Either Party shall be entitled to conduct an audit of all matters pertaining to the Services or either Facility, including transactions under the Implementation Agreements together with any supporting documentation, for a period of two (2) years from and after the Termination Date. Notwithstanding the foregoing, Owner, Owner Representatives and the Lenders shall be given access only to the Facility Book and records of each Facility. If, pursuant to such audit, either Party determines that an amount paid was inaccurate, or that a Party did not receive all sums due it, such Party may submit a claim to the other Party indicating the amount and explaining why it does not consider the amount paid to have been accurate or why further sums may be due. Any amounts determined to be due either Party shall be paid, together with interest thereon from the date of such payment until the date of repayment at the Interest Rate, within thirty (30) days of determination, unless Disputed by either Party. In the event of a Dispute under this Section 8.3, senior management of Owner and Energy Manager shall attempt to resolve the Dispute. If senior management of the Parties are unable, within ten (10) Business Days of undertaking consideration of the Dispute, to resolve it to their mutual satisfaction, then either Party may seek resolution of the Dispute under Article XV.

(c)                                  Each Party shall be responsible for all of its expenses incurred in conducting and complying with an audit.

ARTICLE IX
FORCE MAJEURE

9.1                                 Procedure for Calling Force Majeure. If one Party wishes to claim relief from the performance of its obligations arising under this Agreement on account of any event or circumstance of Force Majeure (hereinafter, the “Affected Party”), then the Affected Party shall give written notice to the other Party of such event or circumstance as soon as reasonably practicable after becoming aware of such event or circumstance. Any Force Majeure event arising in connection with a Long Term Commodity Transaction, Day-Ahead Commodity Transaction or Short Term Commodity Transaction shall be handled in accordance with the Force Majeure provision contained in the applicable Implementation Agreements and not the provisions of this Section 9.1. Each notice of a Force Majeure event served by an Affected Party to the other Party shall specify the event or circumstance of Force Majeure in respect of which the Affected Party is claiming relief and the steps being taken to mitigate and overcome the effects of such event or circumstances. Noncompliance by the Affected Party with the procedure specified herein shall relieve the other Party from accepting the Affected Party’s claim until notice is so provided. The Affected Party shall, by reason of any event or circumstance of Force Majeure in respect of which it has claimed relief under this Section 9.1:

(a)                                  use its commercially reasonable efforts to mitigate the effects of such Force Majeure and to remedy any inability to perform its obligations hereunder due to such events as promptly as reasonably practicable; provided that:

(i)                                     the Affected Party shall not be obliged to take any steps that would not be in accordance with Good Industry Practice or Applicable Laws or that would be beyond its reasonable control; and

(ii)                                  the Affected Party shall not be required to settle any strikes or other labor disputes on terms that are adverse to the Affected Party and not commercially reasonable.

(b)                                 furnish periodic reports to the other Party regarding the progress in overcoming the adverse effects of such event of Force Majeure and setting forth its best, good faith estimate concerning when it will be able to resume the performance of its obligations under this Agreement; and

(c)                                  resume the performance of its obligations under this Agreement as soon as is reasonably practicable after the events of Force Majeure are remedied or cease to exist.

9.2                                 Performance Suspended. During the continuance of any Force Majeure, the obligations of an Affected Party under this Agreement, other than any obligation of either Party to pay money when due under the terms of this Agreement (including, without limitation, under Article VI), shall be suspended to the extent such condition results in the Affected Party’s inability to perform its obligations.

9.3                                 End of Force Majeure Event. When the Affected Party is able, or would have been able if it had complied with its obligations under Section 9.1 and Section 9.2, to resume the performance of all of its obligations under this Agreement affected by the occurrence of an event or circumstance of Force Majeure, then the period of Force Majeure relating to such event or circumstance shall be deemed to have ended.

ARTICLE X
TERMINATION

10.1                           Owner Termination Events. Owner may terminate this Agreement if any of the following events occur:  (i) a payment default arising under this Agreement, any Implementation Agreements, or Related Agreements in respect of an undisputed payment obligation by Energy Manager that is not cured within (3) Business Days after Energy Manager has received written notice by Owner of such default, (ii) a voluntary dissolution, bankruptcy, winding-up, liquidation or similar event in respect of Energy Manager is commenced by Energy Manager; (iii) an involuntary dissolution, bankruptcy, winding-up or liquidation in respect of Energy Manager is instituted against Energy Manager and is not stayed, dismissed or terminated within thirty (30) days after commencement; (iv) an Insolvency Event occurs in respect of Energy Manager; (v) Energy Manager has failed to perform any of its material obligations (other than a payment default covered by (i) above) under this Agreement, any Implementation Agreement, or Related Agreements, or otherwise is in material breach of this Agreement, any Implementation Agreement, Related Agreements, and such failure or breach has continued unremedied (A) for a period of five (5) Business Days following notice from Owner demanding cure of such failure or breach or (B) if such cure cannot be reasonably accomplished within such five (5) Business Day period, within such longer period of time required for cure, but in any case not in excess of thirty

(30) days following notice from Owner demanding cure of such failure of breach (or such shorter period of time of time as may be necessary to avoid the imposition of governmental or regulatory penalties or the loss of a Permit), provided that such Energy Manager has commenced such cure within the five (5) Business Day period and diligently pursues such cure; (vi) Energy Manager breaches a material representation or warranty in this Agreement and such breach is not cured within five (5) Business Days following notice from Owner demanding a cure; or (vii) Energy Manager suffers an Adverse Credit Change, and such Adverse Credit Change is not cured in accordance with the Collateral Annex.

10.2                           Energy Manager Termination Events. Energy Manager may terminate this Agreement if any of the following events occur:  (i) a payment default arising under this Agreement, any Implementation Agreements, or Related Agreements in respect of an undisputed payment obligation by Owner that is not cured within three (3) Business Days, after Owner has received written notice by Energy Manager of such default; (ii) a voluntary dissolution, bankruptcy, winding up or liquidation in respect of Owner is commenced by Owner; (iii) an involuntary dissolution, bankruptcy, winding-up or liquidation in respect of Owner is instituted against Owner, that is not stayed, dismissed or terminated within thirty (30) days after commencement; (iv) an Insolvency Event occurs in respect of Owner; (v) Owner has failed to perform any of its material obligations (other than a payment default covered by (i) above) under this Agreement, any Implementation Agreement, or Related Agreements, or otherwise is in material breach of this Agreement, any Implementation Agreement, or Related Agreements, and such failure or breach has continued unremedied (A) for a period of five (5) Business Days following notice from Energy Manager demanding cure of such failure or breach or (B) if such cure cannot be reasonably accomplished within such five (5) Business Day period, within such longer period of time required for cure, but in any case not in excess of thirty (30) days following notice from by Energy Manager demanding cure of such failure or breach (or such shorter period of time of time as may be necessary to avoid the imposition of governmental or regulatory penalties or the loss of a Permit), provided that Owner has commenced such cure within the five (5) Business Day period and diligently pursues such cure; (vi) Owner breaches a material representation or warranty and such breach is not cured within five (5) Business Days following notice by Energy Manager demanding a cure; or (vii) Owner shall have failed to provide Energy Manager with Performance Assurance pursuant to the Collateral Annex and this Agreement.

10.3                           Additional Termination Right.

(a)                                  Owner shall have the right, for any reason or no reason, to terminate this Agreement at any time upon ***** written notice to Energy Manager. Such termination shall be without liability except for (i) Owner’s obligation to compensate Energy Manager for the Services performed up to the date of termination and (ii) any amounts owed by Owner under the Implementation Agreements. Any such termination shall not relieve Energy Manager of any of its obligations pursuant to Section 10.6 and Owner shall have the right to liquidate all transactions under the Implementation Agreements in accordance with Section 10.5.

(b)                                 Energy Manager shall have the right, for any reason or no reason, to terminate this Agreement at any time upon ***** written notice to Owner. Such termination shall be without liability except for (i) Energy Manager’s obligation to compensate Owner for amounts up to the date of termination and (ii) any amounts owed by

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Energy Manager under the Implementation Agreements. Any such termination shall not relieve Energy Manager of any of its obligations pursuant to Section 10.6 and Owner shall have the right to liquidate all transactions under the Implementation Agreements in accordance with Section 10.5.

(c)                                  Owner may terminate this Agreement upon ***** written notice if (i) Energy Manager defaults under any other energy management agreement that Energy Manager has with an Affiliate of Owner or (ii) Energy Manager’s Affiliate defaults under any O&M Agreements between Energy Manager’s Affiliate and Owner’s Affiliate.

(d)                                 Energy Manager may terminate this Agreement upon ***** written notice if (i) Owner’s Affiliate defaults under any energy management agreement between Owner’s Affiliate and Energy Manager or (ii) Owner or Owners Affiliate defaults under any O&M Agreement between Owner or Owner’s Affiliate and Energy Manager’s Affiliate.

10.4                           Termination Procedure. A notice of termination given pursuant to this Article X (a “Termination Notice”) shall specify in reasonable detail, if applicable, the circumstances giving rise to the Termination Notice and, as appropriate to the circumstances, of the termination, shall specify whether transactions are to be terminated or continue to term, all in accordance with Section 10.5. Except to the extent otherwise provided herein, this Agreement shall terminate on the date specified in the Termination Notice, which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided above. Subject to the limitations provided in this Agreement, upon any termination pursuant to Section 10.1, 10.2, 10.3(c) or 10.3(d), the Parties shall have all rights and remedies available at law or in equity.

10.5                           Post-Termination Transaction Procedures.

(a) Upon a termination of this Agreement pursuant to Article X, the non-defaulting Party in the event of a termination under Sections 10.1, 10.2, 10.3(c) or 10.3(d) or the Owner in the event of a termination under Section 10.3(a) or (b), shall have the right to (i) elect to have all transactions, if any, still outstanding under the Implementation Agreements and attributable to the Managed Capacity at the time of termination of this Agreement continue in effect for the remaining term of such transactions, and the terms and provisions (including credit requirements) contained in the applicable Implementation Agreements shall govern such transactions for the remaining term of such transactions or (ii) elect to liquidate all such transactions,  and the terms and provisions (including credit requirements, if any) contained in the applicable Implementation Agreements shall govern the liquidation of such transactions; PROVIDED that in the event that the non-defaulting Party or Owner, as the case may be, elects to have the transactions continue in effect under subsection (i) above, then Energy Manger shall be entitled to the Murray I Monthly Management Fee or Murray II Monthly Management Fee, as applicable, for the remaining term of such transactions; PROVIDED FURTHER that during the time of such transactions post-termination, Energy Manager shall not undertake or put on any new positions for either Facility.

(b)                                 All transactions that are liquidated under either subparagraph (i) or (ii) above and in accordance with the terms of the Implementation Agreements shall be reconciled

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and netted in accordance with Section 6.3. In the event, other energy management agreements between Energy Manager and Owner’s Affiliates are also terminated at the same time as this Agreement, then such amounts due under this Agreement and the other energy management agreements shall be netted into a single payment to be made by Energy Manager or Owner, as applicable.

10.6                           Successor to Energy Manager. Upon provision or receipt of a Termination Notice, as the case may be:

(a)                                  Energy Manager shall use all commercially reasonable efforts to facilitate the transfer of duties to any person appointed by Owner to provide Services in connection with the operation of each Facility (the “Successor Energy Manager”) so as not to disrupt the normal operation of such Facility, including but not limited to continuing to provide Services pursuant to the terms of this Agreement upon Owner’s request for up to thirty (30) days after the date on which termination of this Agreement becomes effective and shall thereafter provide all relevant information, data and records relating thereto to the Successor Energy Manager and its representatives and accede to all reasonable requests made by such persons in connection with preparing for taking over the duties and obligations of Energy Manager.

(b)                                 Promptly after termination, Energy Manager shall deliver to (and shall, with effect from termination, hold in trust for and to the order of) Owner or (if so required by Owner by written notice) to the Successor Energy Manager all property in its possession or under its control owned by Owner or leased or licensed to Owner.

10.7                           Cooperation Following Termination. Energy Manager shall, upon termination of this Agreement, cooperate with Owner and the Successor Energy Manager and comply with all reasonable requests thereof, including the execution of documents and other actions; provided, however, that in the event of a termination pursuant to Sections 10.2 or 10.3(a), (b) or (c), Owner shall bear any reasonable costs incurred by Energy Manager relating thereto.

ARTICLE XI
INDEMNIFICATION

11.1                           By Energy Manager.

(a)                                  Energy Manager shall indemnify, defend and hold harmless Owner Indemnified Parties from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including reasonable attorneys’ fees and expenses (collectively, “Claims”) in respect of personal injury to, or death of, Third Parties and in respect of loss of, or damage to, any Third Party property to the extent that the same arises out of or results from (i) any failure of Energy Manager to perform its obligations under this Agreement, (ii) any negligent or tortious acts or omissions by Energy Manager or its subcontractors or their respective agents or employees, or (iii) any willful misconduct or breach of Applicable Law on the part of Energy Manager or its subcontractors or their respective agents or employees in the performance of their express obligations arising under this Agreement.

(b)                                 Subject to the provisions of Article XII and without limiting the provisions of Section 11.1(a), Energy Manager shall also indemnify, defend and hold harmless Owner Indemnified Parties from and against any and all regulatory penalties or fines, and reasonable expenses (including attorneys’ fees and expenses whether at the trial or appellate level) to the extent arising from Energy Manager’s violation of any Applicable Law.

11.2                           By Owner.

(a)                                  Owner shall indemnify, defend and hold harmless the Energy Manager Indemnified Parties from and against any and all Claims in respect of personal injury to, or death of, Third Parties and in respect of loss of, or damage to, any Third Party property to the extent the same arises out of or results from (i) any failure of Owner to perform its obligations under this Agreement, (ii) any negligent or tortious acts or omissions by Owner, its subcontractors (other than Energy Manager or its subcontractors or their respective agents or employees) or their respective agents or employees, (iii) any willful misconduct or breach of Applicable Law on the part of Owner, its subcontractors (other than Energy Manager or its subcontractors or their respective agents or employees) or their respective agents or employees, or (iv) the operation of the Facility.

(b)                                 Subject to the provisions of Article XII and without limiting the provisions of Section 11.2(a), Owner shall also indemnify, defend and hold harmless the Energy Manager Indemnified Parties from and against any and all regulatory penalties or fines, and reasonable expenses (including attorneys’ fees and expenses whether at the trial or appellate level) arising from Owner’s violation of any Applicable Law.

11.3                           Concurrent Negligence. NOTWITHSTANDING SECTIONS 11.1 AND 11.2 ABOVE, WHEN ANY OBLIGATION FOR INDEMNIFICATION RESULTS FROM JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BAD FAITH OF BOTH OWNER AND ENERGY MANAGER, SUCH PARTIES’ DUTY OF INDEMNIFICATION SHALL BE IN PROPORTION TO EACH SUCH PARTY’S ALLOCABLE SHARE OF JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BAD FAITH.

11.4                           Cooperation Regarding Claims. If any Party hereto shall receive notice or have knowledge of any claim that may result in a claim for indemnification by such Party or any other Owner or Energy Manager Indemnified Party, as applicable (the “Indemnified Party”) against the other Party (the “Indemnifying Party”) pursuant to this Agreement, such Indemnified Party shall, as promptly as possible, give the Indemnifying Party notice of such claim, including a reasonably detailed description of the facts and circumstances relating to such claim, and a complete copy of all notices, pleadings and other papers related thereto, and in reasonable detail the basis for its potential claim for indemnification with respect thereto; provided, that failure promptly to give such notice or to provide such information and documents shall not relieve the Indemnifying Party from the obligation hereunder to respond to or to defend the Indemnified Party failing to give such notice against such claim, unless the failure to provide such notice would give rise to additional liability on the part of the Indemnifying Party, in which case the Indemnifying Party shall not be liable for such additional liability.

11.5                           Defense of Third-Party Claims.

(a)                                  The Indemnifying Party shall be entitled, at its option, and expense and with counsel of its selection, to assume and control the defense of any third-party claim, action, suit or proceeding that is subject to any indemnity provided in this Agreement by such Indemnifying Party, subject to the prior approval of the Indemnified Party, which shall not unreasonably be withheld; provided that the Indemnifying Party gives prompt notice of its intention to do so to the Indemnified Party and reimburses the Indemnified Party for the reasonable costs and expenses incurred by the Indemnified Party prior to the assumption by the Indemnifying Party of such defense.

(b)                                 Notwithstanding the provisions of this Section 11.5, unless and until the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party and assumes control of the defense of a claim, suit, action or proceeding in accordance with Section 11.5(a), the Indemnified Party shall have the right, but not the obligation, to contest, defend and litigate, with counsel of its own selection, any claim, action, suit or proceeding by any third party alleged or asserted against the Indemnified Party in respect of, resulting from, related to or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the indemnification obligations of the Indemnifying Party hereunder.

(c)                                  Indemnifying Party shall not be entitled to settle or compromise any such claim, suit, action or proceeding without the prior written consent of the Indemnified Party; provided that after agreeing in writing to indemnify the Indemnified Party, the Indemnifying Party may settle or compromise any claim without the approval of the Indemnified Party so long as such claim is solely for monetary damages that are paid in full by the Indemnifying Party and so long as the Indemnified Party is fully released from liability by the claimant. So long as the Indemnifying Party is fulfilling its obligations pursuant to this Article XI, the Indemnified Party shall not be entitled to settle any such claim, suit, action or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Following the acknowledgment of the indemnification and the assumption of the defense by the Indemnifying Party, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as occurred, unless (i) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party and the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnified Party shall have reasonably concluded, upon advice of counsel, that there would be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action, or (iii) the Indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action and shall have been so notified by the Indemnified Party.

ARTICLE XII
LIMITATION OF LIABILITY

12.1                           General Limitations of Liability. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, PARTNERS, PRINCIPALS, AFFILIATES, OFFICERS, DIRECTORS, AGENTS, OR EMPLOYEES SHALL BE LIABLE HEREUNDER FOR CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE, INCLUDING LOSS OF PROFIT OR ANTICIPATED REVENUES, COST OF CAPITAL, LOSS OF GOODWILL, INCREASED OPERATING COSTS OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, OR PUNITIVE OR EXEMPLARY DAMAGES; provided, however, nothing in this Section 12.1 shall limit either Party’s obligations in respect of the indemnification provisions set forth in Sections 11.1(a) or 11.2(a) hereof. The Parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed herein shall survive termination or expiration of this Agreement, and shall apply at all times, whether in contract, equity, tort or otherwise, REGARDLESS OF THE FAULT, NEGLIGENCE (IN WHOLE OR IN PART), STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY OF THE PARTY INDEMNIFIED, RELEASED OR WHOSE LIABILITIES ARE LIMITED, AND SHALL EXTEND TO THE SHAREHOLDERS, PARTNERS, PRINCIPALS, AFFILIATES, DIRECTORS, OFFICERS AND EMPLOYEES, AGENTS AND RELATED OR AFFILIATED ENTITIES OF SUCH PARTY, AND THEIR SHAREHOLDERS, PARTNERS, PRINCIPALS, AFFILIATES, DIRECTORS, OFFICERS AND EMPLOYEES.

12.2                           Limitation of Owner’s Liability. Notwithstanding anything to the contrary herein, there shall be absolutely no personal liability or recourse for the payment of any amounts due hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, officer or director, whether past, present or future, of Owner.

12.3                           Limitation of Energy Manager’s Liability. Any information, projections, valuations or models provided by Energy Manager pursuant to this Agreement shall be based on information available to Energy Manager at such time. The providing of such information shall not constitute a guarantee by Energy Manager of any future facts or expected results, or that such information represents the best market alternatives under any circumstances or that any particular results may actually be achieved by the following of any suggestions by Energy Manager. Notwithstanding anything to the contrary herein, there shall be absolutely no personal liability or recourse for the payment of any amounts due hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, officer or director, whether past, present or future, of Energy Manager.

ARTICLE XIII
CONFIDENTIALITY

13.1                           Non-Disclosure. Each Party agrees to hold in confidence any information imparted to it by the other Party which pertains to Owner’s or Energy Manager’s business activity in any manner, and which is not the subject of general public knowledge, including, without limitation, this Agreement and its Exhibits, proprietary processes, technical information and know-how, information concerning Owner’s or Energy Manager’s management policies, economic policies, financial and other data (“Confidential Information”). Confidential Information shall not include:  (i) information in the public domain, or (ii) information obtained by a Party from a third Person not under an obligation of non-disclosure to Owner or Energy Manager. This obligation shall continue to remain in full force and effect during the Initial Term or Term Extension of this Agreement, as the case may be, and for two (2) years after the date of termination or expiration of this Agreement.

13.2                           Permitted Disclosure. Either Party shall have the right to disclose Confidential Information to (i) any Governmental Authority (in each case, to the extent legally required by any such entity), (ii) its advisors, auditors, legal counsel and insurers, (iii) Energy Manager shall be entitled to disclose Confidential Information to its Affiliate, Cinergy Marketing & Trading, LP solely in connection with providing the Services, (iv) Lenders, potential Lenders, investors, potential investors and other members of the public in connection with the financing of the development, construction and operation of the Project, including in connection with the listing of any shares, stocks, securities, bonds or any other similar financial instrument, but in each case only to the extent required in connection with obtaining and maintaining such financing and provided that any such Person receiving any Confidential Information agrees to maintain the confidentiality of such Confidential Information in accordance with the terms hereof and the disclosing Party shall remain liable for any breach of confidentiality by any such Person, and (v) bona fide potential purchasers of an interest in Owner or either Facility; provided, however, such bona fide potential purchasers must sign a written confidentiality agreement agreeing to maintain the confidentiality of the Confidential Information consistent with the terms hereof. Lenders shall be entitled to disclose Confidential Information to any Governmental Authority (in each case, to the extent legally required by any such entity and provided that reasonable efforts are undertaken to receive confidential treatment by any such entity) and to their advisors, auditors, insurers and supervisory bodies, provided that such advisors, auditors, insurers and supervisory bodies agree to maintain the confidentiality of such Confidential Information in accordance with the terms hereof and the disclosing Party shall remain liable for any breach of confidentiality by any such Person.

ARTICLE XIV
REPRESENTATIONS AND WARRANTIES

14.1                           Energy Manager Representations and Warranties. Energy Manager represents and warrants to Owner as of the Effective Date that:

(a)                                  Organization and Good Standing. Energy Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

(b)                                 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Energy Manager, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and (ii) general principles of equity.

(c)                                  Due Authorization. The execution, delivery and performance of this Agreement by Energy Manager has been duly authorized by all requisite action and will not conflict with any provisions of any Applicable Law, or any material agreement or instrument to which it is a party or by which it, its property or assets may be bound or affected, and specifically that Energy Manager’s performance under this Agreement, and the terms of any transactions entered into hereunder, are not subject to the jurisdiction of any state utility or public service commissions.

(d)                                 Permits. Energy Manager has obtained and shall maintain during the Initial Term or Term Extension of this Agreement, as the case may be, all Permits required for the Services.

14.2                           Owner Representations and Warranties. Owner represents and warrants to Energy Manager as of the Effective Date that:

(a)                                  Organization and Good Standing. Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Owner, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and (ii) general principles of equity.

(c)                                  Due Authorization. The execution, delivery and performance of this Agreement by Owner has been duly authorized by all requisite action and will not conflict with any provisions of any Applicable Law, or any agreement or instrument to which it is a party or by which it, its property or assets may be bound or affected.

(d)                                 Permits. Owner has obtained or shall have obtained all Permits required to operate or conduct Owner’s business as contemplated herein.

ARTICLE XV
DISPUTE RESOLUTION

15.1                           Dispute Resolution; Arbitration.

(a)                                  In the event dispute arises, it shall first be referred to senior management of each company. If senior management cannot resolve the dispute within 10 Business Days then the parties shall follow the terms of subsection (b).

(b)                                 Any dispute not otherwise resolved hereunder may be submitted for arbitration hereunder by either Party delivering to the other a notice demanding arbitration of the dispute in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect.

(c)                                  Each Party shall, within thirty (30) days of delivery of the notice demanding arbitration, select an arbitrator (each, a “Party Arbitrator”). The Party Arbitrators shall select, within ten (10) days, a third neutral arbitrator, who shall serve as the Chairman (“Chairman”) of the arbitration panel. In the absence of agreement between the Party Arbitrators on selection of the third arbitrator, the third arbitrator shall be selected by the AAA.

(d)                                 No arbitrator may have a direct or indirect interest in either Party or the subject of the arbitration, PROVIDED HOWEVER that each Party may communicate ex parte with their respective Party Arbitrator, but not the Chairman of the arbitration panel.

(e)                                  The place of the arbitration shall be at a location as mutually agreed to by the Parties at a site chosen by the arbitration panel or, in the absence of agreement among the panel, by the Chairman.

(f)                                    The arbitration panel shall determine the rules of procedure or, in the absence of agreement among the panel, the Federal Rules of Civil Procedure shall govern the procedure for discovery as well as presentation of the evidence. In any event, the arbitration panel or, in the absence of agreement among the panel, the Chairman shall have the right to impose reasonable restrictions on the taking of discovery, including limitations on the number of and length of depositions of witnesses.

(g)                                 The arbitration panel shall begin hearing evidence within ninety (90) days of selection of the Chairman, unless extended for a reasonable period upon agreement among the arbitration panel, or in the absence of agreement among the panel, by the Chairman. The arbitration panel shall render its decision in writing within thirty (30) days of the close of evidence. Judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction.

(h)                                 During the course of the arbitration, each Party shall pay its own expenses, but the arbitration panel, in its final award, may award costs and expenses, including reasonable attorneys’ fees, to the prevailing party if the panel determines that such an award is appropriate, PROVIDED HOWEVER that the arbitration panel shall in no way exceed in its award the limits, if any, on damages afforded by New York law or the provisions of this Agreement, particularly Article XII.

(i)                                     The Parties shall continue performance of their obligations under this Agreement during the course of any dispute hereunder except for a dispute in which a Party is seeking to terminate the Agreement.

ARTICLE XVI
FINANCIAL PERFORMANCE

16.1                           Security by Owner. During the Initial Term of this Agreement, and any Term Extension, if applicable, Owner shall provide and maintain with the Energy Manager the security in accordance with Exhibit F and in an amount specified as the Performance Assurance for Party B in the Collateral Annex. The foregoing notwithstanding, Owner shall post such additional security as may be required from time-to-time under the Collateral Annex.

16.2                           Security by Energy Manager. Energy Manager’s obligation to post collateral to Owner shall be governed by the Collateral Annex.

ARTICLE XVII
MISCELLANEOUS

17.1                           Severability. The invalidity, in whole or in part, of any of the foregoing Sections or provisions of this Agreement will not affect the validity of the remainder of such Sections or provisions.

17.2                           Entire Agreement. This Agreement, which hereby expressly incorporates the Implementation Agreements and the transactions entered into pursuant to the Implementation Agreements and makes them part of this Agreement, contains the complete agreement between Owner and Energy Manager with respect to the provision of Services as contained herein and supersedes all other agreements, whether written or oral, with respect to the matters contained therein.

17.3                           Amendment. No modification, amendment, or other change will be binding on any Party unless consented to in writing by both Parties.

17.4                           Assignment.

(a)                                  General. No assignment or transfer of this Agreement by a Party or such Party’s rights or obligations hereunder shall be effective without the written approval of the other Party; provided that (i) Owner may assign its rights without obtaining the consent of Energy Manager in connection with a Project Financing and (ii) Energy Manager may assign its rights and obligations hereunder to an Affiliate with equal or greater creditworthiness without obtaining the approval of Owner; provided, however, that no assignment of this Agreement by either Party shall relieve the assignor of any obligation, duty or liability hereunder except to the extent such Party is expressly released in writing from any such obligation, duty or liability by the other Party.

(b)                                 Assignment as Security. Notwithstanding the provisions of Section 17.4(a) above, for the purpose of a Project Financing, Owner may assign to, or otherwise create a security interest in favor of, Lenders or their designee, or any other Person providing Project Financing, in Owner’s rights and interests in, under or pursuant to this Agreement and the revenues deriving from any of the rights or assets of Owner hereunder. Energy Manager further agrees to reasonably cooperate with Owner and the parties providing Project Financing by entering into consent agreements with the Lenders.

17.5                           Notices. All notices required or provided for in this Agreement shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or facsimile transmission as follows:

If to Energy Manager:

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*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

With a copy to:

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And to:

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If to Owner:

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17.6                           Additional Documents and Actions. Each Party agrees to execute and deliver to the other such additional documents, and take such additional actions, as may be reasonably required by the other to effect the interest of this Agreement.

17.7                           Waiver. Failure by either Party to exercise any of its rights under this Agreement shall not constitute a waiver of such rights. Neither Party shall be deemed to have waived any right resulting from any failure to perform by the other unless it has made such waiver specifically in writing.

17.8                           Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein. The headings are inserted for convenience and are to be ignored for the purposes of construction. The Schedules to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set forth in the body of this Agreement.

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

17.9                           Survival. Notwithstanding any provisions herein to the contrary, the obligations set forth in Sections 6.3, 10.5, 10.6 and 10.7 and Articles XI, XII, XIII, XV and XVII shall survive the expiration or termination of this Agreement for a period of twenty-four (24) months therefrom.

17.10                     No Third Party Beneficiary. This Agreement is for the sole and exclusive benefit of the Parties hereto and shall not create a contractual relationship with, or cause of action in favor of, any Third Party.

17.11                     Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

17.12                     Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK, EXCLUSIVE OF ITS CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS).

17.13                     Regulatory Filing. Energy Manager may send a letter to FERC outlining the relationship between Energy Manager and Owner and any other regulatory filing that may be required by FERC or may be required in the reasonable opinion of Energy Manager’s counsel. Owner agrees to cooperate with Energy Manager in any such filing. Energy Manager shall provide a copy of such letter and such other regulatory filing, if any, to the Owner and an opportunity for it to review and comment on such letter prior to its submission to FERC.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of this 17th day of August, 2004

KGEN MURRAY I AND II LLC

By:	/s/ GERALD K. LINDNER

Name:	Gerald K. Linder

Title:	CEO

THE CINCINNATI GAS & ELECTRIC COMPANY

By:	/s/ JACK FARLEY

Name:	Jack Farley

Title:	Vice President-Executing Agent